UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
INTEROIL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Yukon Territory, Canada	None

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 1
60-92 Cook Street
Cairns, Australia	Queensland 4870

(Address of Principal Executive Offices)	(Zip Code)
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
     Securities Act registration statement file number to which this form relates: N/A.
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Shares, no par value per share	New York Stock Exchange
Securities to be registered under Section 12(g) of the Act: None.

This Form 8-A/A Amendment No. 1 amends and restates the information set forth in the Registration Statement on Form 8-A, filed on March 27, 2009 by InterOil Corporation.
Item 1. Description of the Registrant’s Securities to be Registered.
Item 1 of this Form 8-A/A is amended and restated in its entirety by substituting the following:
The description of the Common Shares, no par value per share (“Common Shares”), of InterOil Corporation (the “Registrant”), is set forth below. The Common Shares trade on the New York Stock Exchange under the symbol “IOC”.
Authorized Capital
The Registrant’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series. As of May 17, 2010, 43,756,354Common Shares and no preferred shares were issued and outstanding.
Common Shares
Holders of Common Shares are entitled to one vote for each Common Share held at any meeting of shareholders and to receive, out of all profits or surplus available for dividends, any dividends declared by the Registrant on the Common Shares, and to receive any of the remaining property of the Registrant in the event of its liquidation, dissolution or winding up, whether voluntary or involuntary.
     Incentive Plans
The Registrant adopted the InterOil Corporation 2009 Incentive Stock Plan on June 19, 2009 (the “2009 Incentive Plan”), which, along with the InterOil Corporation 2006 Incentive Stock Plan adopted May 10, 2006 (the “2006 Incentive Plan”), allows participating employees to purchase Common Shares. Option exercise prices relate to the market price for the Common Shares on the date the options were granted. Options granted under the 2009 Incentive Plan and 2006 Incentive Plan are generally fully exercisable after two years or more and expire five years after the grant date. Default provisions in the 2009 Incentive Plan and 2006 Incentive Plan rules provide for immediate vesting of granted options and expiration ten years after the grant date. Future incentive grants will be made under the 2009 Incentive Plan, however, options granted under the predecessor plans, the InterOil Corporation Incentive Stock Plan adopted February 17, 2003 (as amended) and the 2006 Incentive Plan, also remain outstanding.
     Shareholder Rights Plan
On May 27, 2007, the Registrant entered into a Shareholder Rights Plan (the “Rights Plan”) with Computershare Investor Services Inc., as rights agent, which was approved by the Registrant’s shareholders at the June 25, 2007 annual and special meeting of shareholders. On May 27, 2010, the Registrant entered into the Amending Agreement to the Shareholder Rights Plan, with Computershare Investor Services Inc., as rights agent, (the “Amendment to the Rights Plan” and together with the Rights Plan, the “Amended Rights Plan”) to, (i) change the currency referred to in the agreement from Canadian dollars to U.S. dollars; and (ii) increase the Exercise Price of the Rights from CDN$100.00 to US$200.00. The Amendment to the Rights Plan was approved and ratified by the Registrant’s shareholders at the June 22, 2010 annual and special meeting of shareholders.
The Amended Rights Plan was adopted to ensure, to the extent possible, that all shareholders of the Registrant are treated fairly in connection with any take-over bid for the Registrant. As long as a bid meets certain requirements intended to protect the interests of all shareholders (a “Permitted Bid”), the provisions of the Amended Rights Plan will not be invoked. A bid will be a Permitted Bid if it is made by way of a take-over bid circular, remains open for a minimum of 60 days and otherwise complies with the Permitted

Bid provisions of the Amended Rights Plan. If a bid is not a Permitted Bid, then the Amended Rights Plan will be invoked by an acquisition of 20% or more of the outstanding Common Shares. Under the provisions of the Amended Rights Plan, one right has been issued for each Common Share outstanding. The rights will trade together with the Common Shares and will not be separable from the Common Shares or exercisable unless a take-over bid is made which is not a Permitted Bid. The rights will entitle shareholders, other than shareholders making the take-over bid, to purchase additional Common Shares at a substantial discount to the market price at the time. Phil Mulacek, the Chairman and Chief Executive Officer of the Registrant, holds a proportion of the Common Shares and, subject to certain grandfather provisions in the Amended Rights Plan, his shareholdings will not trigger the Amended Rights Plan.
The Amended Rights Plan is similar to those adopted by other Canadian listed companies. Summaries of the key terms of the Amended Rights Plan are set forth in the proposal seeking “Approval and Ratification of Shareholder Rights Plan, as Amended” as part of Exhibit 99.3 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed May 26, 2010, which part is incorporated by reference herein.
Item 2. Exhibits.
The following documents are filed as exhibits hereto:

Exhibit
Number	Description

4.1	Articles of Continuance of the Registrant (incorporated by reference to Appendix B of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Registrant (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No. 1 of the Registrant (incorporated by reference to Appendix C of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.4	Shareholder Rights Plan Agreement dated as of May 28, 2007, between the Registrant and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007).

4.5	Specimen Stock Certificate of the Registrant’s Common Shares (incorporated by reference to Exhibit of the Registrant’s registration of securities on Form 8-A filed March 27, 2009).

4.6	Form of Rights Certificate (attached as Schedule A to the Shareholder Rights Plan Agreement filed as Exhibit 4.4).

4.7	InterOil Corporation 2009 Incentive Stock Plan effective as of June 19, 2009 (incorporated by reference to Appendix D to Exhibit 99.3 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed May 26, 2009).

4.8*	Amending Agreement to the Shareholder Rights Plan dated June 25, 2010.

*	Filed herewith

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 9, 2010	INTEROIL CORPORATION
	By:	/s/ Phil E. Mulacek
Phil E. Mulacek
Director and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Continuance of the Registrant (incorporated by reference to Appendix B of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Registrant (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No. 1 of the Registrant (incorporated by reference to Appendix C of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.4	Shareholder Rights Plan Agreement dated as of May 28, 2007, between the Registrant and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007).

4.5	Specimen Stock Certificate of the Registrant’s Common Shares (incorporated by reference to Exhibit of the Registrant’s registration of securities on Form 8-A filed March 27, 2009).

4.6	Form of Rights Certificate (attached as Schedule A to the Shareholder Rights Plan Agreement filed as Exhibit 4.4).

4.7	InterOil Corporation 2009 Incentive Stock Plan effective as of June 19, 2009 (incorporated by reference to Appendix D to Exhibit 99.3 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed May 26, 2009).

4.8*	Amending Agreement to the Shareholder Rights Plan dated June 25, 2010.

*	Filed herewith